UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008

PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21287	95-3732595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Rosecrans Avenue El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 536-0908
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2008, Peerless Systems Corporation (the “Company”) entered in an Asset Purchase Agreement (the “APA”) with Kyocera-Mita Corporation (“KMC”). Pursuant to the APA, the Company agreed to sell, transfer and assign to KMC, and KMC agreed to purchase from the Company, substantially all of the Company’s intellectual property related to the Company’s digital imaging software, including all of the Company’s patents, as well as specific fixed assets, in exchange for $37 million in cash, less a holdback amount of $4 million to be paid in escrow at the closing of the transaction. KMC will license the intellectual property back to the Company on a non-exclusive, worldwide, perpetual and royalty-free basis subject to certain operating restrictions. As part of the transaction, Kyocera Technology Development, Inc., a subsidiary of Kyocera-Mita America, Inc., will sublease at least 15,000 square feet of the Company’s premises for a period of three years and four months from closing.

The closing of this transaction will be subject to certain conditions, among others, such as: 1) approval of the Company’s stockholders; and 2) the transfer of at least 30 Company employees to KMC who have been involved in the development of KMC’s products under the engineering services agreement and other KMC related projects or otherwise designated by the Company and Kyocera.

The foregoing description of the APA is qualified in its entirety by reference to the copy of the APA which is filed as Exhibit 10.1 to this Report, and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1*	Asset Purchase Agreement by and between Kyocera-Mita Corporation and Peerless Systems Corporation.
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* Confidential treatment has been requested with respect to the omitted portions of this  exhibit, which  portions have been filed separately with the Securities and Exchange  Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEERLESS SYSTEMS CORPORATION

Date: January 9, 2007	By:	/s/ Richard L. Roll
Richard L. Roll President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Asset Purchase Agreement by and between Kyocera-Mita Corporation and Peerless Systems Corporation.
____________________

* Confidential treatment has been requested with respect to the omitted portions of this  exhibit, which  portions have been filed separately with the Securities and Exchange  Commission.